Exhibit 23.3

K. E. Andrews & Company

Ad alorem Tax Service Austin ▪ Dallas ▪ Denver

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-139612) on Form S-8 and (No. 333-147244) on Form S-3 of Eagle Rock Energy Partners, L.P. (the “Company”) of the reference to K.E. Andrews & Company (“KEAC”) and of the purchase price allocations and related information attributed to KEAC in this Current Report on Form 8-K, filed with the Securities and Exchange Commission.

K.E. ANDREWS & COMPANY

By:     /s/ Mark Andrews, ASA
Mark Andrews, ASA
President

Houston, Texas
April 14, 2008